Exhibit 23.01




          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our reports dated February 17, 1995 included in this Form 10-K into Enron Corp.'s previously filed Registration Statement Nos. 2-86917 (Dividend Reinvestment Plan), 33-13397 (Savings Plan), 33-34796 (Savings Plan), 33-52261 (Savings Plan), 33-13498 (1986
Stock Option Plan), 33-35065 (Employee Stock Ownership
Plan), 33-50641 (Enron Corp. Debt Securities and Second Preferred Stock and Enron Capital LLC Preferred Shares), 33-27893 (1988 Stock Option Plan), 33-46459 ($700 million
Senior Subordinated Debt Securities), 33-55580 (569,354 Shares of Common Stock), 33-52768 (Enron Corp. 1991 Stock
Plan), 33-49839 (1,253,768 Shares of Common Stock), 33-52143
(955,640 Shares of Common Stock), 33-54405 (350,585 Shares
of Common Stock), 33-53877 (Enron Corp. Debt Securities and Second Preferred Stock and Enron Capital Resources, L.P. Preferred Shares) and 33-57903 (617,452 Shares of Common Stock). It should be noted that we have not audited any financial statements of Enron Corp. subsequent to December 31, 1994 or performed any audit procedures subsequent to the date of our report.



                              ARTHUR ANDERSEN LLP




Houston, Texas
March 29, 1995